Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of CombinatoRx, Incorporated for the registration of up to $50,000,000 of debt securities, preferred stock, common stock, warrants and units and to the incorporation by reference therein of our report dated March 26, 2010, with respect to the consolidated financial statements of CombinatoRx, Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 14, 2010